Exhibit 5

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS
Document Number 529-IV-SFFAF-60/2021

Mexico City, January 19, 2021

To the Underwriters named in the

Terms Agreement referred to below,

and the following parties

Deutsche Bank Trust Company Americas

60 Wall Street, 24th Floor

New York, New York 10005

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

Pursuant to Article 79, fraction XV, of the Reglamento Interior de la Secretaría de Hacienda y Crédito Público (“Internal Regulations of the Ministry of Finance and Public Credit”), that sets forth the authority of this Subprocuraduría Fiscal Federal de Asuntos Financieros (“Deputy Federal Fiscal Attorneyship for Financial Affairs”) to express an opinion of law in connection with the legal instruments related to the public credit, I, the Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit, sign this opinion concerning the issuance of the Notes (as defined below) being made by the Estados Unidos Mexicanos (“United Mexican States” or “Mexico”).

This opinion is being delivered to you pursuant to the Terms Agreement dated January 4, 2021 (the “Terms Agreement”) among Mexico, Deutsche Bank AG, Taipei Branch, Goldman Sachs (Asia) L.L.C., Taipei Branch, HSBC Bank (Taiwan) Limited and Morgan Stanley Taiwan Limited (the “Underwriters”), which Terms Agreement incorporates by reference, and modifies certain provisions of, Mexico’s standard underwriting terms dated June 2020 (the “Underwriting Terms”) between Mexico and the Persons named therein, based solely upon the examination of the documents listed in subsection II (2) set forth below, and in accordance with applicable Mexican law in force as of the date hereof; therefore, I express no opinion in respect of any laws other than as to the laws of Mexico. I have assumed for the purpose of this opinion (except with respect to matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance and sale of the Notes (other than by Mexico) have been duly authorized, executed and delivered by the appropriate party or parties thereto (other than Mexico) and that each such party (other than Mexico) has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under each of the documents to which it is a party; (b) the authenticity of all documents (other than those specified in subsection II(2) paragraphs (d) and (e) below) examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures (other than signatures of officials of Mexico); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States Federal law is relevant to the opinion expressed below, I have relied, without making any independent investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States special counsel to Mexico.

Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified in the Terms Agreement.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

I.- Issuance and transaction characteristics.

This opinion is being delivered solely in connection with the issuance and sale by Mexico to the Underwriters of Mexico’s U.S.$3,000,000,000 3.750% Global Notes due 2071 (the “Notes”).

II.- Applicable law, documents and instruments examined in connection with the giving of this opinion.

1.	I have examined the following provisions, laws, regulations and decrees as I have considered necessary to give this opinion:

(a)

all relevant provisions of the Constitución Política de los Estados Unidos Mexicanos (“Political Constitution of the United Mexican States” or the “Constitution”) and all relevant Mexican laws, decrees, directives and other governmental acts pertaining to the issuance and sale of the Notes, including the following:

(i)

the Constitution, Article 73, fraction VIII, and Article 89, fraction I, empowering the Congreso de la Unión (“Mexican Union Congress”) to establish the bases upon which the Ejecutivo Federal (“Federal Executive Branch”) may borrow upon the credit of Mexico;

(ii)

the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2021 (“Mexican Federal Revenue Law for the Fiscal Year 2021”), Article 2, authorizing the Federal Executive Branch to contract for the issuance of securities on foreign markets, to finance the Federal Expenditure Budget for the fiscal year 2021, as well as for the purposes of exchanging and refinancing Mexico’s external indebtedness;

(iii)

the Ley Orgánica de la Administración Pública Federal (“Organic Law of the Federal Public Administration”), Article 31, fractions V and VI, empowering the Secretaría de Hacienda y Crédito Público (“Ministry of Finance and Public Credit”) to manage the public debt of the Federation and to carry out or authorize all the transactions in which the public credit is used;

(iv)

the Ley Federal de Deuda Pública (“Federal Law of Public Debt”), Article 1, fraction I, Article 2, fractions I and IV, Article 3, Article 4, fractions I, II, IV, V and VII, Article 5, fractions I, II, III and V, Articles 8 through 12, Article 16, and Article 17, first paragraph, concerning the incurrence and maintenance of the public debt; the authority of the Ministry of Finance and Public Credit to contract and manage public indebtedness and to formulate the program thereof;

(v)

the Ley del Mercado de Valores (“Law of the Securities Market”), Article 7, referring to the delivery of notice to the Comisión Nacional Bancaria y de Valores (“Mexican National Banking and Securities Commission”) of offers abroad of securities issued in Mexico or by Mexican legal entities; and

(vi)

the Internal Regulations of the Ministry of Finance and Public Credit, Articles 7, first paragraph, and 17, fraction X, relating to the original power conferred upon the Subsecretario de Hacienda y Credito Público (“Undersecretary of Finance and Public Credit”) for the processing and resolution of all the affairs within the competence of his subordinate units, and the power conferred upon the Titular de la Unidad de Credito Público) (“Deputy Undersecretary for Public Credit”) to take, on behalf and as attorney-in-fact of Mexico, any of the actions required for the issuance, sale and performance by Mexico of the Notes and to execute and deliver, on behalf and as attorney-in-fact of Mexico, together with the Tesorera de la Federación (“Treasurer of the Federation”) any agreement, instrument or document relating thereto.

(b)	the decree dated January 26, 2016 of the Presidente de la República (“President of Mexico”) to the Ministry of Finance and Public Credit with respect to the issuance of the Notes; and

(c)	such other Mexican laws and regulations relevant to the opinion set forth below.

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PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

2.	I give this opinion upon the examination of the following instruments and documents:

(a)

the Prospectus (including Mexico’s Annual Report on Form 18-K relating to its fiscal year ended December 31, 2019 and any amendments thereto which are incorporated by reference therein) dated June 9, 2020 (the “Base Prospectus”) and the Prospectus Supplement dated January 4, 2021 (the “Prospectus Supplement”); and the free writing prospectus dated January 4, 2021, relating to the Notes (the “Free Writing Prospectus” and, together with the Base Prospectus and the Prospectus Supplement, the “Prospectus”);

(b)	the Terms Agreement;

(c)	the Amended and Restated Indenture, dated as of June 1, 2015, (the “Indenture”), between Mexico and Deutsche Bank Trust Company Americas, as the Trustee (the “Trustee”);

(d)

the Authorization Certificate dated January 19, 2021, (the “Authorization”) pursuant to Section 2.1(c) of the Indenture, including the form of the Global Notes representing the Notes annexed to the Authorization dated as of January 19, 2021; and

(e)

the Confirmation of Authority from the Secretary of Finance and Public Credit of the United Mexican States dated October 3, 2019 confirming the authority related to public credit set forth in the current Internal Regulations of the Ministry of Finance and Public Credit, conferred upon the Undersecretary of Finance and Public Credit and the Deputy Undersecretary for Public Credit, to execute and deliver, on behalf of Mexico, any and all documents relating to the Notes, including without limitation, the Terms Agreement and the Authorization.

III.- Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

1.

Pursuant to Mexico’s Constitution and the other Mexican laws and regulations, Mexico has full power and authority to perform and comply with the terms and provisions of the Terms Agreement, the Indenture and the Authorization. The Terms Agreement, the Indenture and the Authorization have been duly authorized, executed and delivered by Mexico and, assuming that each of the Terms Agreement, the Indenture and the Authorization constitutes a valid and legally binding agreement under New York law, each of the Terms Agreement, the Indenture and the Authorization, constitutes a valid and legally binding agreement, enforceable in accordance with its respective terms.

2.

Pursuant to Mexico’s Constitution and other Mexican laws and regulations, Mexico has full power and authority to enter into, perform and comply with the terms and provisions of the Notes. The Notes have been duly authorized, issued, executed and delivered by Mexico and in accordance with the laws of Mexico and, when duly authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the Terms Agreement, the Notes will constitute valid, legally binding, direct, unconditional and general Public External Indebtedness of Mexico, enforceable in accordance with their terms and entitled to the benefits of the Indenture and the Authorization; such obligations shall not in any way be legally affected by or impaired as a result of any use to be made by Mexico of the proceeds received by it from the sale of the Notes.

The Notes rank and will rank without any preference among themselves and equally with all other unsubordinated Public External Indebtedness of Mexico. It is understood that this provision shall not be construed so as to require Mexico to make payments under the Notes ratably with payments being made under any other Public External Indebtedness of Mexico.

3.

The Registration Statement file no. 333-239038, filed with the Commission (the “Registration Statement”), and the Prospectus and their filing with the Commission have been duly authorized by Mexico. The Registration Statement has been duly executed by and on behalf of Mexico. The information in the Registration Statement and the Prospectus stated on the authority of public officials of Mexico has been stated in their official capacities thereunto, duly authorized by Mexico; and all statements with respect to or involving matters of Mexican law set forth in the Registration Statement and the Prospectus are true and correct in all material respects.

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PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

4.

All authorizations, approvals and consents from and registrations with all governmental authorities in Mexico that are necessary for the execution and delivery of the Terms Agreement, the Indenture and the Authorization, and for the execution, issuance, sale and delivery of the Notes thereunder and the performance by Mexico of the covenants contained in the Terms Agreement, the Indenture, the Authorization and the Notes have been obtained and are in full force and effect. Once the Notes are issued, a notice is required to be filed by Mexico with the Mexican National Banking and Securities Commission provided, however, that the failure to effect such notice shall not affect the validity and enforceability of the Notes, and Mexico’s obligations under the Notes.

All necessary action by Mexico in connection with the Notes has been duly taken, including the issuance of the decree of the President of Mexico to the Minister of Finance and Public Credit with respect to the issuance of the Notes, dated January 26, 2016.

5.

Neither the execution and delivery of the Indenture, the Terms Agreement, the Authorization, or the Notes, nor the consummation of the transactions therein contemplated nor compliance with the terms and provisions thereof, including performance of each of the obligations contained therein:

(a)

will conflict with, violate or result in a breach of the Constitution or any law, rule or regulation of, or applicable to, Mexico (including, without limitation, the Federal Revenue Law for the Fiscal Year 2021, in particular, Article 2, first and second paragraph, or any other reference to the authorization given to the Executive Branch to contract for the issuance of securities on foreign markets to finance the Federal Expenditure Budget for the Fiscal Year 2021, as well as for the purposes of exchanging or refinancing Mexico’s external indebtedness, and all other provisions included in such law);

(b)

will conflict with or result in a breach of any of the terms, conditions or provisions of any treaty, convention, material agreement or material instrument to which Mexico is a party or by which Mexico is bound or constitute a default thereunder; or

(c)	will result in the creation or imposition of any mortgage, lien, charge or encumbrance, of any nature whatsoever, upon any of the revenues or assets of Mexico under any such agreement or instrument.

6.

Under the laws of Mexico, specifically in accordance with Articles 3 and 4 of the Código Federal de Procedimientos Civiles (“Federal Code of Civil Procedures of Mexico”), neither Mexico nor any of its properties has, with respect to any action, claim or proceeding arising out of, or based upon, the Terms Agreement, the Indenture and the Authorization regarding the execution, issuance, sale and delivery of the Notes or the obligation of Mexico under the Notes, any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise), except that under Article 4 of the Federal Code of Civil Procedures of Mexico, attachment prior to judgment or attachment in aid of execution may not be ordered by Mexican courts against the property of Mexico.

7.

The choice of New York law as the governing law in the Underwriting Terms, the Indenture (including the Authorization pursuant thereto), the Terms Agreement and the Notes is a valid choice of law and, accordingly, would be recognized and applied by the courts of Mexico if the Indenture (including the Authorization pursuant thereto), the Terms Agreement or the Notes or any claim made thereunder, is brought before any such court provided that in any proceedings in Mexico for the enforcement of the Indenture (including the Authorization pursuant thereto), the Terms Agreement or the Notes, a Mexican court would apply Mexican procedural law.

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City.

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PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

The irrevocable submission of Mexico pursuant to Section 15 of the Underwriting Terms and Section 9.7 of the Indenture and Section 18 (b) of the Notes to the jurisdiction of any state or federal court sitting in The Borough of Manhattan, The City of New York, in respect of any action by any Underwriter, or by any persons controlling such Underwriter, arising out of or based upon the Terms Agreement or any action brought by any of the holders of Notes or the Trustee arising out of or based upon the Indenture or the Notes, as the case may be, and the waiver by Mexico of any objection to the venue of any such proceeding in any such court are legal, valid and binding according to Article 566 of the Federal Code of Civil Procedures of Mexico. The waiver by Mexico pursuant to Section 15 of the Underwriting Terms and Section 9.7 of the Indenture and Section 18 (b) of the Notes of any immunity to jurisdiction or sovereign immunity to which it may otherwise be entitled (excluding, in respect of actions brought against Mexico, attachment prior to judgment or attachment in aid of execution, as set forth in Article 4 of the Federal Code of Civil Procedures) with respect to any action, claim or proceeding arising out of or based upon the Terms Agreement, the Indenture or the Notes, as the case may be, or to any right to which it may be entitled, based upon place of residence or domicile, is legal, valid and binding.

The appointment of the Consul General de México (“Mexico’s Consul General”) in The City of New York, as agent to receive service of process on behalf of Mexico for the purposes described in Section 15 of the Underwriting Terms and Section 9.7 of the Indenture and Section 18 (b) of the Notes is legal, valid and binding.

Service of process effected in the manner set forth in Section 15 of the Underwriting Terms, and Section 9.7 of the Indenture and Section 18 (b) of the Notes, assuming its validity under New York law, will be effective to confer valid personal jurisdiction over Mexico.

8.

In accordance with Article 104, fraction V, of the Constitution, any action against Mexico arising out of or based on the Notes, or arising out of or based on the Indenture or the Terms Agreement, may be instituted in any competent court in Mexico. Any judgment obtained in a New York state or federal court sitting in The Borough of Manhattan, The City of New York, arising out of or in relation to the obligations of Mexico under the Terms Agreement, the Indenture or the Notes, as the case may be, would be enforceable, subject to the limitations described in Section III, paragraph 6, of this opinion, against Mexico in the courts of Mexico pursuant to Articles 569 and 571 of the Federal Code of Civil Procedures of Mexico and Article 1347A of the Código de Comercio (“Commerce Code”), which provide, inter alia, that any judgment rendered outside Mexico against Mexico may be enforced by Mexican courts, provided that:

(a)

such judgment is obtained in compliance with the legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Terms Agreement, the Indenture or the Notes, as the case may be;

(b)

such judgment is strictly for the payment of a certain sum of money, provided that, under the Ley Monetaria de los Estados Unidos Mexicanos (“Monetary Law of the United Mexican States”), payments which should be made in Mexico in foreign currency, whether by agreement or upon a judgment of a Mexican court, may be discharged in Mexican currency at a rate of exchange for such currency prevailing at the time of payment;

(c)	service of process was made personally on Mexico or on the appropriate process agent;

(d)	such judgment does not contravene Mexican public policy or laws;

(e)

the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction, requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof), is complied with;

(f)	such judgment is final in the jurisdiction where obtained;

(g)	the action in respect of which such judgment is rendered is not subject matter of a lawsuit among the same parties pending before a Mexican court and has not been resolved by a Mexican Court; and

(h)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of foreign judgments in such jurisdiction.

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PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

9.

To ensure the legality, validity, enforceability or admissibility in evidence of the Terms Agreement, the Indenture (including the Authorization pursuant thereto) or the Notes, it is not necessary that the Terms Agreement, the Indenture (including the Authorization pursuant thereto) or the Notes or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in Mexico, or that any registration, charge or stamp or similar tax be paid on or in respect of the Terms Agreement, the Indenture (including the Authorization pursuant thereto) or the Notes, or any other document, provided that, in the event any legal proceedings are brought in any court of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would, pursuant to Article 271 of the Federal Code of Civil Procedures of Mexico, have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation.

10.

The Terms Agreement, the Indenture, the Authorization and the Notes are in proper legal form under the laws of Mexico for the enforcement thereof against Mexico under the laws of Mexico, provided that, in the event any legal proceeding is brought in any court of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would, pursuant to Article 271 of the Federal Code of Civil Procedures of Mexico, have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation.

11.

Pursuant to article 5, fraction II, second paragraph, of the Federal Law of Public Debt and article 166, last paragraph, subsection a) of the Ley del Impuesto sobre la Renta (“Income Tax Law”), payments of principal, premium or interest in respect of the Notes will be exempt from any withholding or similar tax, provided that such Note is held by an individual or any person or entity who is not a resident of Mexico for tax purposes and that such Note is not held through a permanent establishment for tax purposes in Mexico to which such principal, premium or interest payments are attributable, and the Notes are not payable in Mexico. Mexico does not impose any stamp, registration or similar taxes payable by a foreign holder in connection with the purchase, ownership or disposition of the Notes.

12.

There is no stamp, income, registration, withholding or similar taxes imposed by Mexico or any political subdivision thereof by cause of the delivery, execution or enforcement by the Underwriters or any of the holders of the Notes, of the Terms Agreement, the Indenture, the Authorization or the Notes.

13.	The information contained in the Base Prospectus dated June 9, 2020 under the caption “Taxation—Mexican Taxation” fairly summarizes the provisions of Mexican tax law therein described.

14.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 5 to Mexico’s Annual Report on Form 18-K for its Fiscal Year ended December 31, 2019 and to the references to us under the heading “Validity of the Securities” in the Base Prospectus.

I am furnishing this opinion to you as Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States solely for your benefit. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

The Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States,

/S/ HUGO SEBASTIÁN GUTIÉRREZ HERNÁNDEZ ROJAS
By: Hugo Sebastián Gutiérrez Hernández Rojas

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